Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACTS:	Patrick Fitzgerald Kris King 724-514-1800
U.S. District Court Enjoins the FDA from Approving
Additional Amlodipine Besylate ANDAs
PITTSBURGH—March 27, 2007—Mylan Laboratories Inc. (NYSE: MYL) today announced that the U.S. District Court for the District of Columbia has enjoined the U.S. Food and Drug Administration (FDA) from approving any additional Abbreviated New Drug Applications (ANDAs) for Amlodipine Besylate Tablets, 2.5 mg (base), 5 mg (base) and 10 mg (base) from April 11, 2007 until at least April 13, 2007. The FDA has represented to the court that it will be soliciting views of interested parties on this matter by April 4, 2007 and will render an agency decision on April 11, 2007. Mylan triggered its 180 day exclusivity period for all strengths of Amlodipine Besylate when it commercially launched the product on March 23, 2007.
Amlodipine Besylate Tablets are the generic version of Pfizer’s Norvasc® Tablets, which had U.S. sales of approximately $2.7 billion for the 12-month period ending Dec. 31, 2006, according to IMS Health.
Mylan Laboratories Inc. is a leading pharmaceutical company with three principal subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc. and UDL Laboratories Inc., and a controlling interest in Matrix Laboratories Limited, India. Mylan develops, licenses, manufactures, markets and distributes an extensive line of generic and proprietary products. For more information about Mylan, please visit www.mylan.com.
This press release includes statements that constitute “forward-looking statements,” including with regard to the launch of Amlodipine Besylate Tablets and the duration of market exclusivity. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward- looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the use of legal, regulatory and legislative strategies by competitors or other third parties to delay or prevent product introductions; risks inherent in legal proceedings; and the other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
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